Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement on Form F-3 (File No. 333-291842, File No 333-290523, File No. 333-290639, and File No. 333-291842) and Form S-8 (File No. 333-284174) of Rezolve AI plc of our report dated March 30, 2026, with respect to our audits of the consolidated financial statements of Rezolve AI plc, as of and for the years ended December 31, 2025 and 2024 that appears in this Annual Report on Form 20-F. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C. Jericho, NewYork

March 30, 2026